UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2020

CHRISTOPHER & BANKS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-31390	06-1195422
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2400 Xenium Lane North, Plymouth, Minnesota	55441
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (763) 551-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $.01 per share	CBKC	OTCQX

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On February 27, 2020, Christopher & Banks Corporation (the “Company”) and its two subsidiaries, Christopher & Banks, Inc. and Christopher & Banks Company (collectively with the Company, the “Borrowers”), entered into (i) a third amendment (the “Third Amendment”) to its existing credit facility ( the “Credit Facility”) with Wells Fargo Bank, National Association as lender and (ii) a credit agreement (the “Term Loan Facility”) with ALCC, LLC as lender.

Third Amendment to Credit Facility

The Third Amendment, among other changes, (i) removed the $5,000,000 revolving “first-in, last-out” tranche credit facility, which was paid in full using proceeds from the Term Loan Facility and (ii) permits the Company to incur indebtedness under the Term Loan Facility.

The foregoing summary of the Third Amendment is qualified in its entirety by reference to the complete terms and conditions of the Third Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Term Loan Facility

The Term Loan Facility provides for a delayed draw term loan facility in the aggregate principal amount of up to $10,000,000 with a maturity date of August 3, 2023. Loans under the Term Loan Facility bear interest at a rate of 10% per annum and will amortize on a straight-line basis based on a 5-year amortization period in monthly installments beginning on the first business day of the thirteenth month after the date of the initial borrowing.

The Company is permitted to make voluntary prepayments of the loans under the Term Loan Facility at any time without payment of a premium after providing two business days’ notice to the lender. The Company is required to make mandatory prepayments of loans under the Term Loan Facility (without payment of a premium) with (a) net cash proceeds from certain non-ordinary course asset sales (subject to exceptions), (b) casualty proceeds and condemnation awards (subject to reinvestment rights and other exceptions) and (c) net cash proceeds from issuances of capital stock (other than certain issuances of capital stock to the other Borrowers, for acquisitions permitted under the Term Loan Facility or certain issuances to the Company’s employees, directors or consultants).

As of February 27, 2020, there are no guarantors under the Term Loan Facility, however, the obligations under the Term Loan Facility may be guaranteed by the Company’s subsequently acquired or formed direct and indirect subsidiaries. The Borrowers’ obligations under the Term Loan Facility are secured, subject to customary permitted liens and other agreed upon exceptions, by a perfected security interest in all of the Borrowers’ tangible and intangible assets, except for certain customarily excluded assets.

The Term Loan Facility contains customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, liens, limitations on restrictive agreements, fundamental changes and business activities, investments, mergers, dispositions, transactions with affiliates, prepayment of other indebtedness and dividends and other distributions.

The Term Loan Facility contains financial covenants requiring the Borrowers to (i) maintain availability at least equal to the greater of (a) ten percent (10%) of the loan cap (the lesser of the aggregate commitments of the Company under the Credit Facility and the borrowing base) and (b) $3,000,000 and (ii) maintain specified minimum levels of consolidated EBITDA when the outstanding principal balance exceeds $5,000,000.

The Term Loan Facility contains events of default that include, among others, failure to pay principal or interest when due, failure to comply with the covenants set forth in the Term Loan Facility, bankruptcy events, cross-defaults and the occurrence of a change of control, subject to certain grace periods, qualifications and thresholds as specified in the Term Loan Facility. If an event of default under the Term Loan Facility occurs and is continuing, the loan commitments may be terminated and the principal amount outstanding, together with all accrued unpaid interest and other amounts owing in respect thereof, may be declared immediately due and payable.

The foregoing summary of the Term Loan Facility is qualified in its entirety by reference to the complete terms and conditions of the Term Loan Facility, which is filed as Exhibit 10.2 to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 1.01 of this Current Report on Form 10-K is incorporated herein by reference.

Item 8.01	Other Events.

On February 27. 2020, the Company issued a press release announcing its entry into the Third Amendment and the Term Loan Facility. A copy of the press release is furnished as an exhibit to this report and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1*	Third Amendment, dated February 27, 2020, to the Second Amended and Restated Credit Agreement, dated July 12, 2012, by and among Christopher & Banks Corporation, Christopher & Banks, Inc. and Christopher & Banks Company and Wells Fargo Bank, National Association.
10.2*	Credit Amendment, dated February 27, 2020, by and among Christopher & Banks Corporation, Christopher & Banks, Inc. and Christopher & Banks Company and ALCC, LLC.
99.1	Press Release

*	Portions of this exhibit have been omitted for confidential treatment pursuant to Regulation S-K Item 601(b)(10).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHRISTOPHER & BANKS CORPORATION

Date: March 4, 2020	By:	/s/ Luke R. Komarek
Luke R. Komarek
Senior Vice President, General Counsel